EXHIBIT 19

Stock Yards Bancorp, Inc. Insider Trading Policy

Prohibition Against Insider Trading

It is a violation of Company Policy and federal law for any Insider (as defined below), to trade in the Company’s securities while he or she is aware of material, nonpublic information about the Company. It is also illegal and against Company Policy to communicate or tip material, nonpublic information to others so that they may trade in Company securities based on that information. This Policy applies to all securities issued by the Company, including its common stock and options to purchase common stock, and any other type of security that the Company may issue or that relate to the Company’s securities, such as debt, preferred stock, warrants or other derivative securities.

Applicability

General. This Policy applies to (i) all directors, officers and employees of the Company, (ii) any Related Parties (as defined below), and (iii) any consultants or additional persons whom the General Counsel may designate as insiders because they have access to material nonpublic information about the Company (collectively, “Insiders”). Certain directors, officers, and designated persons are subject to additional restrictions and requirements set forth below under “Additional Rules for Certain Persons.”

Related Parties. This Policy applies not only to Insiders but also to the spouse, children or anyone else living in an insider’s household; partnerships in which an Insider is a general partner; trusts of which an Insider is a trustee; estates of which an Insider is an executor; and any other legal entities controlled by an Insider (collectively referred to as “Related Parties”). For example, (i) a Related Party of an Insider may not purchase Company securities while the Insider is in possession of material, nonpublic information, even if the Insider does not actually tip the Related Party regarding such information, and (ii) a Related Party of an Insider subject to any additional restrictions set forth in the “Additional Rules for Certain Persons” section of this Policy is likewise subject to those same restrictions. Insiders are responsible for the transactions of their Related Parties and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for an Insider’s own account. This Policy does not, however, apply to personal securities transactions of Related Parties where the purchase or sale decision is made by a third party not controlled by, influenced by or related to an Insider or Related Party.

Former Insiders. This Policy and securities law prohibitions against insider trading will continue to apply to transactions in Company securities by former Insiders and their Related Parties as follows: if you are aware of material nonpublic information when your employment or other relationship with the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.

Nonpublic Information

Information is considered to be nonpublic until it has been effectively disclosed to the public and there has been time for the market as a whole to assimilate that information. Examples of effective disclosure include Company filings with the Securities and Exchange Commission (the “SEC”), press releases, meetings with members of the press and the public, and conference calls or webcasts that are open to the public. Generally, no transactions should take place until the second full trading day after the disclosure of material information.

Material Information

Any information that a reasonable investor would consider important in deciding whether to buy, sell or hold the Company’s securities is material. Examples of some types of information that can be material are:

■	Financial performance, especially quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity.

■	Planned or potential mergers and acquisitions or the divestiture of significant assets, subsidiaries or business units.

■	Company projections.

■	Significant planned or potential changes in the debt or capital structure.

■	Stock splits, public or private securities offerings or changes in Company dividend policies or amounts.

■	The loss of a key customer.

■	Planned changes in key management.

■	Actual or threatened major litigation or the resolution of such litigation.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of 20/20 hindsight.

Prohibited Transactions

Transactions in Company Securities. When an Insider knows material, nonpublic information about the Company, he or she may not:

■	Trade in Company securities, i.e., purchase, sell or gift[1] Company securities or derivatives of Company securities (“trade”).

■	Advise others to buy, hold or sell Company securities.

■	Disclose the information to anyone else who might then trade (“tip”).

■	Assist anyone in any of these activities.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are not an exception to the prohibition on insider trading.

Transaction in the Securities of Other Companies. Insiders also may learn material, nonpublic information about other companies from time to time as a result of their jobs, positions or relationships with the Company. Prohibitions against insider trading apply equally to transactions in those companies’ securities while the Insider is in possession of their material, nonpublic information.

Short Sales. Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. Insiders, regardless of whether or not they are aware of material, nonpublic information about the Company, may not engage in short sales of the Company’s securities.

Limit Orders. A limit order is an order placed with a broker to buy or sell a security at a specific price or better. The broker will execute the trade only within the price restriction. For example, if the client places a limit order to sell a stock at $33 when the price is $31, the trade will not be executed until the price hits $33. The Company discourages placing limit orders on the Company’s stock, because the orders can result in an automatic trade on a later date when the price is reached, regardless of whether the person placing the order has material nonpublic information at the time. If an Insider feels they must use a limit order, it should be limited to a relatively short period of time, usually no more than a week. In addition, Insiders should limit the duration of any limit order to the trading window as described below in the policy.

1 In the view of the SEC, a donor of securities engages in insider trading if they gift securities when the donor is aware of material nonpublic information and knows or is reckless in not knowing that the donee will sell the securities before the information is disclosed. Based on this interpretation, this Policy does not prohibit bona fide gifts, including gifts to children or for estate planning purposes, if the donor believes, with reason, that the donee will not sell until the material nonpublic information the Insider possesses becomes public.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus on the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other stockholders. Therefore, these types of transactions are prohibited by this Policy.

Insiders are prohibited from entering into transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities that are either (i) granted to the Insider as compensation or (ii) held, directly or indirectly by the Insider. These transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company securities, Insiders are prohibited from holding the Company securities in a margin account or pledging the Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge the Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge the Company securities as collateral for a loan must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Special Situations

Employee Benefit Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or by employees to employee benefit plans. Employees, however, may not alter their instructions regarding the purchase or sale of Company securities in such plans, or make discretionary transfers into or out of Company securities in such plans, while in the possession of material, nonpublic information.

Stock Option Plans. The trading prohibitions and restrictions of this Policy apply to the exercise of Company stock options only if the Insider exercising his or her stock option receives cash in lieu of shares of Company stock at the time of such exercise. Insiders who exercise their Company stock options and opt to receive only shares of Company stock are not subject to the trading prohibitions and restrictions of this Policy (assuming no open-market sales of shares of Company stock to pay the exercise price or withholding taxes).

Rule 10b5-1 Trading Plans. Company Policy permits Insiders to trade in Company securities, regardless of their awareness of inside information if the transaction is made pursuant to a written prearranged trading plan that was entered into when the Insider was not in possession of material, nonpublic information (a “10b5-1 Plan”). The 10b5-1 Plan must specify the amount of, date(s) on, and price(s) at which the securities are to be traded or establish a formula for determining such items.

Insiders must submit their proposed 10b5-1 Plan to the General Counsel for pre-approval five days prior to entry into the Plan. All 10b5-1 Plans are subject to a number of requirements, including, but not limited to:

●	Material Non-Public Information: An Insider may not adopt a 10b5-1 Plan when the Insider is in possession of material, nonpublic information about the Company.

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Cooling-Off Period: Stock trades under a 10b5-1 Plan may not begin immediately upon the Plan’s adoption, but are subject to restrictions. Trading by directors and officers under a 10b5-1 Plan may not begin until the later of (i) 90 days after the adoption of a 10b5-1 Plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the 10b5-1 Plan was adopted, with a maximum of 120 days for the Cooling-Off Period. Trading by all employees that are not directors and officers under the plan may not begin until 30 days after the adoption of a 10b5-1 Plan. Any changes to the essential terms of the 10b5-1 Plan trigger a new Cooling-Off Period.

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Written Certification: At the time of the adoption or modification of the 10b5-1 Plan, directors and officers must certify that (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the contract, instruction, or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

An Insider may amend or replace his or her 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy.

Directors and officers are required to notify the Company when they enter into, modify, or terminate (i) a 10b5-1 Plan or (ii) any written trading arrangement for the purchase or sale of the Company’s securities that meets the requirements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K (a “Trading Arrangement”). The Company is required to disclose certain information regarding 10b5-1 Plans and Trading Arrangements in its periodic filings. The Company may require Insiders to submit additional information about the 10b5-1 Plan or Trading Arrangement.

Please consult with the Company’s General Counsel and your broker with respect to the above and any additional requirements to enter into a 10b5-1 Plan.

Additional Rules for Certain Persons

Section 16 Short-Swing Transactions. Under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any profit a director or officer subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act (a “Section 16 Insider”) realizes from a “short-swing” transaction must be paid to the Company upon demand by the Company or a stockholder acting on the Company’s behalf.

Section 16 Reporting Requirements. Any stock activity in company stock by Section 16 Insiders must be reported immediately to the office of the General Counsel of the Company. Section 16 Insiders are responsible for reporting such activity in filings with the SEC within two business days after the transaction. Gifts are reportable transactions and Insiders must report gifts to the same extent as sales and purchases.

Pre-Clearance. Trades by Section 16 Insiders or any additional persons designated by the Company's General Counsel (together with the Section 16 Insiders, “Restricted Persons”) are required to comply with the additional restrictions and responsibilities set forth below. The office of the General Counsel will maintain a list of all Restricted Persons and inform such persons that they are restricted.

Each Restricted Person must obtain prior clearance from the Company’s General Counsel, or his or her designee, before such person or one of his or her Related Parties enters into any transaction involving Company securities, including, but not limited to, any exercise of stock options. Clearance will be granted or denied based solely on the restraints imposed by law, and will not constitute investment advice regarding the advisability of any transaction or ensure compliance with securities laws. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

If a request for pre-clearance is approved, Restricted Persons have three business days to effect the transaction (or, if sooner, before commencement of a quarterly or event-specific restricted period). Under no circumstance may a person trade while aware of material non-public information about the Company, even if pre-cleared. Thus, if a Restricted Person becomes aware of material non-public information after receiving pre-clearance, but before the trade has been executed, they must not effect the pre-cleared transaction.

Trading Windows for Restricted Persons. Restricted Persons may trade in Company securities only during the period beginning on the second full trading day following the Company’s widespread public release of quarterly or year-end earnings (typically Friday following a Wednesday pre-market release), and ending at the close of trading on the last day of the calendar quarter.

Blackout Periods. In addition, the Company shall have the right to impose special black-out periods during which Restricted Persons will be prohibited from buying, selling or otherwise effecting transactions, including all gifts, in any stock or other securities of the Company or derivative securities thereof, even though a trading window would otherwise be open. The Company will re-open the trading window at the beginning of the second trading day following the date of the public disclosure of the information necessitating the black-out period, or at such time as the information is no longer material.

Hardship Cases. The General Counsel may, on a case-by-case basis, authorize trading in Company securities by Restricted Persons outside of the applicable trading windows due to financial hardship or other hardships, but only if: (i) the Restricted Person who wishes to trade has at least two (2) days prior to the anticipated trade date, notified the company in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s) and (ii) the person trading is not in possession of material, nonpublic information concerning the Company and has certified that fact in writing to the Company.

Reporting Violations

Any Insider who becomes aware of a violation of this Policy should report such violation to the General Counsel or the Director of Internal Audit.

Legal Review

Whenever an Insider has any questions about a transaction or compliance with this Policy or seeks an exception from this Policy, he or she should consult with the General Counsel before the transaction takes place. Although their advice should not be considered investment advice or a guarantee that no liability will arise, all decisions by the General Counsel with respect to this Policy will be final.

Penalties for Insider Trading

An Insider’s failure to comply with this Policy may subject the Insider to Company imposed sanctions, including dismissal, regardless of whether or not the Insider’s failure to comply with this Policy results in a violation of law. In addition, Insiders who engage in insider trading (i) could be subject to imprisonment for up to 20 years (25 years if their actions constitute fraud), civil fines of up to three times the profit gained or loss avoided through the trade, and criminal fines of up to $5 million and (ii) may subject the Company and its managers to a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the Insider’s insider trading violations and a criminal penalty of up to $25 million.

Insider Trading Policy
Summary Acknowledgement

By Restricted Persons

I acknowledge receipt of Stock Yards Bank & Trust Company Insider Trading Policy. I have read it, understood it, and will comply with all aspects of the Policy. I will not use any non-public information about the Bank or Stock Yards Bancorp for the financial benefit of myself and/or others. I further understand that any violation or perceived violation of the Policy must be discussed with appropriate personnel. I understand any employee who violates the Policy could face disciplinary action.

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